Exhibit 99.2

SWS Group Board of Directors Unanimously Rejects

Unsolicited Conditional Proposal from Sterne Agee

DALLAS - March 18, 2011- SWS Group, Inc. (NYSE: SWS) today announced that its Board of Directors has unanimously rejected the unsolicited, highly conditional and opportunistic proposal from Sterne Agee to acquire the Company. The Board, after a careful and thorough review of the proposal with the assistance of its financial and legal advisors, unanimously determined that the proposal substantially undervalues the future potential of SWS Group, and is not in the best interests of SWS Group stockholders.

The following is the text of the letter that was sent on March 18, 2011, to James Holbrook, Chairman and Chief Executive Officer of Sterne Agee:

March 18, 2011

James S. Holbrook

Chairman and Chief Executive Officer

Sterne Agee Group, Inc.

800 Shades Creek Parkway

Suite 700

Birmingham, AL 35209

Dear Mr. Holbrook:

The Board of Directors of SWS Group has received your letter dated March 15, 2011, proposing that Sterne Agee acquire 100% of the outstanding common stock of SWS Group for $6.25 per share in cash. The SWS Group Board of Directors has carefully and thoroughly reviewed your company’s latest unsolicited proposal with the assistance of its financial and legal advisors and has unanimously concluded that it significantly undervalues the future potential of SWS Group. In addition, your highly conditional proposal fails to even mention any evidence of meeting the regulatory requirements and financing commitments necessary to complete such a transaction. Accordingly, the SWS Group Board unanimously rejects Sterne Agee’s proposal.

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SWS Board Rejects Proposal from Sterne Agee / 2

As you know, our Board, after careful consideration and with the assistance of its advisors, has responded similarly to Sterne Agee’s previous proposals, determining that they were also not in the best interests of SWS Group or its stockholders. Furthermore, we do not appreciate the distracting, interfering and unprofessional communications from Sterne Agee employees to SWS Group employees regarding this proposal, and respectfully request that those communications cease immediately.

Our Board and management team are extremely enthusiastic about SWS Group’s prospects and are confident of achieving stockholder returns in excess of what can be derived from Sterne Agee’s unsolicited proposal. Indeed, we believe SWS Group’s stockholders should not be asked to transfer the future value of the Company to Sterne Agee on such opportunistic terms.

We take very seriously our responsibility to protect and enhance value for all SWS Group stockholders and this includes taking the necessary steps to defend their Company from such specious proposals. Our Board of Directors, management team and more than 1,100 employees are dedicated to creating value for all of our stockholders. We intend to achieve that objective by continuing the execution of our long-term strategic plan.

Regards,

/s/ Don Buchholz

Chairman

Sandler O’Neill + Partners, L.P., is serving as financial advisor to SWS Group, and Andrews Kurth LLP and Richards, Layton & Finger, P.A., are serving as its legal advisors.

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients, and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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Contact:	Ben Brooks, Corporate Communications
SWS Group, Inc. (214) 859-6351, bdbrooks@swst.com
or
Steve Frankel / James Golden
Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449